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Matthew Pine, President and Chief Executive Officer of Xylem, Joins Trane Technologies Board of Directors
SWORDS, Ireland ─ February 6, 2025 ─ Trane Technologies (NYSE: TT), a global climate innovator, announced the appointment of Matthew Pine, president and CEO, Xylem Inc. (NYSE: XYL), to its Board of Directors, effective April 1, 2025.

“Matthew will be a strong addition to our Board of Directors given his global leadership experience and proven track record of transformation in large industrial companies,” said Dave Regnery, chair and CEO of Trane Technologies. “His passion for sustainability, innovation and culture will benefit Trane Technologies as we continue to drive long-term value for shareholders and create a more sustainable future.”
Pine has served as president and CEO of Xylem Inc., a leading global water solutions company, since January 2024. He also serves on the Xylem Board of Directors. Previously, Pine served as Xylem’s Chief Operating Officer and also Senior Vice President and President of Xylem’s Applied Water and Measurement and Control Solutions segments and the Americas region.

Prior to Xylem, Pine held leadership roles at United Technologies Corporation, Vestas Wind Systems and Lennox International Inc. Pine has more than 25 years of experience in general management, sales, marketing, digital and product management.

Pine is a member of the U.S. Business Roundtable and the Alliance of CEO Climate Leaders, a CEO-led community facilitated by the World Economic Forum. He holds a Master of Business Administration degree in finance from Northeastern University and a Bachelor of Arts degree in marketing from the University of Alabama.

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About Trane Technologies
Trane Technologies is a global climate innovator. Through our strategic brands Trane® and Thermo King®, and our environmentally responsible portfolio of products and services, we bring efficient and sustainable climate solutions to buildings, homes, and transportation. Learn more at tranetechnologies.com.

Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of securities laws, which are statements that are not historical facts, including statements that relate to our sustainability innovations and commitments, and the anticipated impact of these innovations and commitments. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Factors that could cause such differences can be found in our

Form 10-K for the year ended December 31, 2023, as well as our subsequent reports on Form 10-Q and other SEC filings. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We assume no obligation to update these forward-looking statements.